                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                            OSI PHARMACEUTICALS, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1)      Title of each class of securities to which transaction
                  applies:
                          ------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                  ----------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------

         (5)      Total fee paid:
                                 -----------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
                                         ---------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------------

         (3)      Filing Party:
                               -------------------------------------------------

         (4)      Date Filed:
                             ---------------------------------------------------

                        [OSI Pharmaceuticals Letterhead]

                                                                February 3, 2003

Dear Stockholders:

     It is a pleasure to invite you to the annual meeting of stockholders of OSI Pharmaceuticals, Inc., which will be held at OSI Pharmaceuticals, Inc., 1 Biosciences Park, Farmingdale, New York 11735, on Wednesday, March 19, 2003, at 10:00 a.m. Eastern Standard Time. Information about the matters to be voted upon at the meeting is in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     In addition to the matters to be voted upon at the meeting there will be a presentation on recent developments relating to the Corporation. Specific directions to the meeting may be obtained by calling or writing Ms. Kathy Galante, Director, Corporate Communications, at OSI Pharmaceuticals, Inc., 58 South Service Road, Suite 110, Melville, New York 11747, telephone no. (631) 962-2000.

     In order to assure that a quorum is present at the meeting, you are urged to sign and mail the enclosed proxy card at once, even though you may plan to attend in person. You may revoke the proxy granted in the proxy card at any time prior to its being voted by filing with the Secretary of the Corporation either an instrument of revocation or a duly executed proxy card bearing a later date. If you attend the meeting, you may elect to revoke the proxy and vote your shares in person.

     OSI's Annual Report to Stockholders for the fiscal year ended September 30, 2002, is being distributed to stockholders with the attached Proxy Statement.

                                          Sincerely,

                                          /s/ Colin Goddard

                                          COLIN GODDARD, Ph.D.
                                          Chief Executive Officer

                           OSI PHARMACEUTICALS, INC.
                        58 SOUTH SERVICE ROAD, SUITE 110
                            MELVILLE, NEW YORK 11747

 ------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 ------------------------------------------------------------------------------

     The annual meeting of stockholders of OSI Pharmaceuticals, Inc. will be held at OSI Pharmaceuticals, Inc., 1 Biosciences Park, Farmingdale, New York 11735, on Wednesday, March 19, 2003, at 10:00 a.m., for the following purposes:

     (1) to elect ten directors;

     (2) to ratify the appointment of KPMG LLP as the independent public accountants to audit OSI's consolidated financial statements for the fiscal year ending September 30, 2003; and

     (3) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on January 22, 2003, as the record date for determining stockholders entitled to notice of and to vote at the meeting. For at least ten days prior to the meeting date, a complete list of stockholders entitled to vote at the meeting will be open to examination by stockholders for any purpose germane to the meeting during normal business hours at OSI's offices at 58 South Service Road, Suite 110, Melville, New York 11747. This list will also be available at and for the duration of the meeting on March 19, 2003.

                                          By Order of the Board of Directors,

                                          /s/ ROBERT L. VAN NOSTRAND
                                          ROBERT L. VAN NOSTRAND
                                          Secretary

February 3, 2003

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. RETURNING A PROXY WILL NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.

                           OSI PHARMACEUTICALS, INC.
                        58 SOUTH SERVICE ROAD, SUITE 110
                            MELVILLE, NEW YORK 11747

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders of OSI
Pharmaceuticals, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders to be held on March 19, 2003, and any adjournment or adjournments thereof. A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about February 3, 2003.

     Only holders of record of OSI's common stock at the close of business on January 22, 2003, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, OSI had issued and outstanding 36,443,632 shares of common stock, which are the only securities of the Corporation entitled to vote at the meeting. Each share is entitled to one vote.

     The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting will be necessary to constitute a quorum. If a broker that is a record holder of common stock does not return a signed proxy, the shares of common stock held by such broker will not be considered present at the meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of common stock returns a signed proxy, the shares of common stock held by such broker will be considered present at the meeting and will be counted toward establishing a quorum, whether or not the broker has discretionary authority to vote on each matter. If a signed proxy is received from a broker that does not have discretionary authority to vote on one or more matters, the proxy will be considered a "broker non-vote" for that matter and will have the effects described in the following paragraph.

     Assuming a quorum is present, (i) the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the matter will be required for the election of directors, and (ii) the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the matter will be required for the ratification of the appointment of the auditors for the current fiscal year. Abstentions will have the same effect as "no" votes on the outcome of the election of directors and the ratification of the appointment of the auditors for the current fiscal year. Broker non-votes will have no effect on the outcome of the election of directors and the ratification of the appointment of the auditors for the current fiscal year.

     Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Corporation at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the stockholder attending the meeting notifies the Secretary of the Corporation, in writing, of the revocation of the proxy at any time prior to the voting of the proxy.

     The Board of Directors does not know of any matter other than the election of directors and the ratification of the appointment of the auditors for the current fiscal year that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment. All proxies received pursuant to this solicitation will be voted, except as to matters where authority to vote is specifically withheld, and where a choice is specified as to the proposal, in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors intend to vote (i) FOR the nominees for election as directors of the Corporation named in this Proxy Statement under the caption "Election of Directors", and (ii) FOR the ratification of the appointment of KPMG LLP as the independent public accountants to audit the Corporation's consolidated financial statements for the fiscal year ending September 30, 2003.

     OSI will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of the Corporation (who will not be specifically compensated for such services) may solicit proxies by telephone. OSI has also engaged Georgeson Shareholder, Inc. to assist in the solicitation of proxies from stockholders. The cost of such services is expected to be approximately $1,250, plus reimbursement of reasonable out-of-pocket expenses.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of December 31, 2002 (except where otherwise noted), regarding the beneficial ownership of common stock by (i) all persons who, to OSI's knowledge, own more than 5% of the outstanding shares of common stock, (ii) each director and nominee for director,
(iii) each named executive officer, and (iv) all directors and officers as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                              NO. OF SHARES OF   PERCENT OF
NAME AND ADDRESS                                                COMMON STOCK      CLASS(1)
----------------                                              ----------------   ----------
FMR Corp. ..................................................     3,615,010(2)       9.92%
  82 Devonshire Street
  Boston, Massachusetts 02109-6995

Capital Research and Management Company.....................     2,351,000(3)       6.45%
  333 South Hope Street, 55th Floor
  Los Angeles, California 90071-1447

G. Morgan Browne............................................       102,066(4)          *
Arthur M. Bruskin, Ph.D. ...................................       125,733(5)          *
John H. French, II..........................................        66,469(6)          *
Edwin A. Gee, Ph.D. ........................................        26,666(7)          *
Colin Goddard, Ph.D. .......................................       391,395(8)          *
Daryl K. Granner, M.D. .....................................       115,000(9)          *
Robert A. Ingram............................................             0(10)         0
Walter M. Lovenberg, Ph.D. .................................       121,666(11)         *
Viren Mehta.................................................        82,452(12)         *
Nicole Onetto, M.D. ........................................        65,900(13)         *
Sir Mark Richmond, Ph.D. ...................................        50,000(14)         *
Robert L. Simon.............................................        20,712(15)         *
John P. White...............................................       108,666(16)         *
Barbara A. Wood, Esq........................................        25,556(17)         *
All directors and executive officers as a group (20
  persons)..................................................     1,520,612(18)      4.02%

---------------

  * Represents ownership that does not exceed 1% of the outstanding shares of OSI's common stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable, or exercisable within 60 days, are deemed beneficially owned by the person holding such options and warrants. The percent of the outstanding shares of OSI's common stock for any person or group who, as of December 31, 2002, beneficially owned any shares pursuant to options which are exercisable within 60 days of December 31, 2002, is calculated assuming all such options have been exercised in full and adding the number of shares subject to such options to the total number of shares issued and outstanding on December 31, 2002, for such individual.

 (2) The number of shares is based on information provided in a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2002. FMR Corp. indirectly holds the shares on behalf of its direct and indirect subsidiaries, consisting of Fidelity Management & Research Company, Fidelity Management Trust Company and Fidelity International Limited. FMR Corp. has sole dispositive power with respect to all of the shares.

 (3) The number of shares is based on information provided in a Schedule 13G filed by Capital Research and Management with the Securities and Exchange Commission on February 11, 2002.

 (4) Includes 76,666 shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options. Also includes 400 shares owned by Mr. Browne's wife, as to which Mr. Browne disclaims beneficial ownership.

 (5) Includes 122,297 shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options

 (6) Includes 46,969 shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options.

 (7) Consists entirely of shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options.

 (8) Includes 381,146 shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options.

 (9) Consists entirely of shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options.

(10) Mr. Ingram was appointed Chairman of the Board of Directors effective January 1, 2003.

(11) Includes 116,666 shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options.

(12) Includes 50,000 shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options. Also includes 32,452 shares owned by Mehta Partners, LLC, of which Dr. Mehta is a controlling member.

(13) Includes 57,875 shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options.

(14) Consists entirely of shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options.

(15) Includes 19,291 shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options.

(16) Includes 82,666 shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options.

(17) Consists entirely of shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options.

(18) Includes 1,382,686 shares that may be acquired at or within 60 days of December 31, 2002, pursuant to the exercise of outstanding options.

                             ELECTION OF DIRECTORS

     At the meeting, ten directors are to be elected, each to hold office (subject to OSI's Bylaws) until the next annual meeting of stockholders and until his respective successor has been elected and qualified. The nominees for election to the Board of Directors are named in the table below. If any nominee listed in the table below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee selected by management prior to or at the meeting, or for a motion to reduce the membership of the Board to the number of nominees available. Since the last annual meeting of stockholders, the Board was increased from nine to ten members. Therefore, the proxies solicited hereby will be voted for ten nominees. The information concerning the nominees has been furnished by them to the Corporation as of January 10, 2003.

NAME                                       AGE           POSITION(S) WITH THE CORPORATION
----                                       ---           --------------------------------
Robert A. Ingram.........................  60    Chairman of the Board
Colin Goddard, Ph.D. ....................  43    Director and Chief Executive Officer
Edwin A. Gee, Ph.D. .....................  82    Chairman Emeritus of the Board and Director
G. Morgan Browne.........................  67    Director
John H. French, II.......................  71    Director
Daryl K. Granner, M.D. ..................  66    Director
Walter M. Lovenberg, Ph.D. ..............  68    Director
Viren Mehta..............................  52    Director
Sir Mark Richmond, Ph.D. ................  71    Director
John P. White............................  56    Director

BIOGRAPHICAL INFORMATION

     ROBERT A. INGRAM, was appointed Chairman of the Board of the Corporation effective January 1, 2003. Mr. Ingram serves as the Vice Chairman of Pharmaceuticals at GlaxoSmithKline, and previously served as the Chief Operating Officer and President of Pharmaceutical Operations. He began his career in the pharmaceutical industry as a sales representative for the company that would later become Merrell Dow Pharmaceuticals. He advanced rapidly through sales management at Merrell Dow and into government and public affairs. He left Merrell Dow in 1985 as Vice President of Public Affairs to become Vice President of Government Affairs at Merck & Co. Inc. In 1988, he was promoted to President of Merck Frosst Canada, Inc. In 1990, Mr. Ingram left Merck to join Glaxo Inc., Glaxo plc's U.S. subsidiary, as Executive Vice President of Administrative and Regulatory Affairs and assumed a series of increasingly responsible positions, including Group Vice President. He was named Executive Vice President in January 1993, President and Chief Operating Officer in June 1993, President and Chief Executive Officer in March 1994, and Chairman in January 1999. As an Executive Director of Glaxo Wellcome plc, Mr. Ingram held responsibility for operations in North America and Latin America. He was appointed to the global company's board in May 1995. In October 1997, he became Chief Executive of Glaxo Wellcome plc with responsibility for worldwide business operations, and added the position of Chairman to his responsibilities. Mr. Ingram graduated from Eastern Illinois University with a BS degree in Business Administration. He serves on the Board of Directors of the Wachovia Corporation, Nortel Networks, Lowe's Companies, Molson Inc., and Misys plc (non-executive Director). In addition to his professional responsibilities, Mr. Ingram was asked by former U.S. President George H. Bush to form and chair the CEO Roundtable on Cancer. He also currently serves as Chairman of the Board of Trustees of the American Cancer Society Foundation, and is a member of numerous other civic and professional organizations. Mr. Ingram is also a frequent speaker at industry, pharmacy and government seminars.

     COLIN GODDARD, PH.D., was appointed Chief Executive Officer of the Corporation in October 1998. He also served as Chairman of the Board of the Corporation from August 2000 to January 2003. He served as the Corporation's President from September 1997 to September 2000; Executive Vice President and Chief Operating Officer from September 1996 to September 1997; Vice President, Research Operations from April

1995 to September 1996; Vice President, Research Operations, Pharmaceutical Division from December 1993 to April 1995; Director, Pharmaceutical Operations from April 1993 to December 1993; Director, Drug Discovery from April 1992 to April 1993; and Program Manager, Drug Discovery from April 1991 to April 1992. Dr. Goddard joined the Corporation as a scientist in January 1989. Dr. Goddard was instrumental in the development of the Corporation's oncology franchise and fully integrated drug discovery and development operations and has led the Corporation's corporate development, acquisition and financing efforts in recent years. Dr. Goddard is active in many organizations which promote the advancement of cancer treatment and awareness and the biotechnology industry including:
Board Member of New York Biotechnology Association (Chairman 2000-2002), Board Member for Cancer Care of Long Island, Board Member for the Long Island Association, and member of American Association of Cancer Research. Before joining the Corporation, Dr. Goddard spent four years at the National Cancer Institute in Bethesda, Maryland. Dr. Goddard trained as a cancer pharmacologist in Birmingham, U.K. receiving his Ph.D. from the University of Aston, Birmingham, U.K. in September 1985. Dr. Goddard has been a director of the Corporation since October 1998.

     EDWIN A. GEE, PH.D., a director of the Corporation since November 1985, served as President, Chairman of the Board and Chief Executive Officer of International Paper Company from 1978 until his retirement in April 1985. Prior to 1978, Dr. Gee was a Senior Vice President, member of the Executive Committee and Director of E.I. du Pont de Nemours and Company. Dr. Gee serves as a member of the Board of Directors of Biocryst Pharmaceuticals, Inc. Dr. Gee is also past Director of Salomon Brothers Fund, Inc., the Salomon Brothers Investors Fund, Inc. and the Salomon Brothers Capital Fund, Inc. He is also a past Director of Cambrex Corporation, Bethlehem Steel Corporation, American Home Products and Air Products and Chemicals. Dr. Gee served as an Executive Officer of the Corporation and was Chairman of the Board of the Corporation from April 1987 until March 1990. From March 1990 to December 1997, Dr. Gee was Chairman of the Board, but no longer served as an officer of the Corporation. Dr. Gee has served as a consultant to the Corporation since October 1996. As of December 1997, Dr. Gee was elected Chairman Emeritus of the Board of the Corporation.

     G. MORGAN BROWNE has been Chief Financial Officer of Cold Spring Harbor Laboratory since January 2001 and was Administrative Director from June 1985 to December 2000. Prior to June 1985, Mr. Browne provided management services to a series of scientifically based companies, individually and as an Associate of Laurent Oppenheim Associates, Industrial Management Consultants. He was Chairman and Director of Specialty Composites Corp., Newark, Delaware and Vice President Finance and a Director of Lunn Industries, Inc., Wyandanch, New York. Mr. Browne is a graduate of Yale University. He is presently a Director of Harris & Harris Group, Inc. Mr. Browne currently serves as a trustee of the Corporation's 401(k) Savings and Investment Plan. Mr. Browne became a director of the Corporation in March 1993.

     JOHN H. FRENCH, II, has been Vice Chairman of Southern Pacific Petroleum N.L. (U.S.) for the past ten years, and he served as Vice Chairman of the Company of the Far Countries Ltd. from 1998 to 2002. Mr. French currently serves as a trustee of the Corporation's 401(k) Savings and Investment Plan. Mr. French became a director of the Corporation in July 1988.

     DARYL K. GRANNER, M.D., is a professor of Molecular Physiology and Biophysics and of Internal Medicine at Vanderbilt University. Dr. Granner served as Chairman of Molecular Physiology/Biophysics at Vanderbilt University from July 1984 to August 1998. From July 1970 to June 1984, he was a professor of Internal Medicine and Biochemistry at the University of Iowa, where he directed the Division of Endocrinology and Diabetes and the Iowa Diabetes Center. Dr. Granner directs the Vanderbilt Diabetes Center and is an acknowledged authority in the mechanism of insulin action and the pathophysiology of diabetes mellitus. He has served on numerous national advisory panels. Dr. Granner has been a Director of the Corporation since September 1996. Dr. Granner also served as a scientific consultant to the Corporation from January 1992 to December 2002.

     WALTER M. LOVENBERG, PH.D., was an Executive Vice President and member of the Board of Directors of Marion Merrell Dow Inc. from September 1989 through August 1993. Dr. Lovenberg served as President of the Marion Merrell Dow Research Institute from September 1989 to August 1993 and Vice President from September 1986 through August 1989. Dr. Lovenberg has received the Fulbright-Hayes Senior Scholar

Award, the Public Health Service Superior Service Award and the Third International Award for Research on Adult Diseases. Dr. Lovenberg currently is President of Lovenberg Assoc. Dr. Lovenberg currently serves as a member of the Board of Directors of eXegenics, Inc., Merrimack Pharmaceutics, Inc., and Inflazyme, Inc., and the Scientific Advisory Board of Guilford Pharmaceuticals, Inc. Dr. Lovenberg served as a member of the Board of Directors of Xenometrix, Inc. from May 1992 to March 2001. Dr. Lovenberg served as Chief Executive Officer of Helicon Therapeutics, Inc. from July 1997 to December 1999. Dr. Lovenberg is also a Director of the following private companies: Helicon Therapeutics, Inc., Proquest Pharmaceuticals, Inc. and Virogen, Ltd. Dr. Lovenberg served as a consultant to the Corporation from October 1993 to December 2002. Dr. Lovenberg became a director of the Corporation in March 1994.

     VIREN MEHTA has been a strategic and financial advisor to the Corporation since April 1995. Dr. Mehta is the founder and managing member of Mehta Partners, LLC, providing investment, and strategic and financial advice to the global pharmaceutical and biotechnology industries, since January 1998. Prior to that, Dr. Mehta was a partner of Mehta and Isaly from July 1989 to December 1997. He was also a part of the strategic planning team of the International Division of Merck & Co. Dr. Mehta became a director of the Corporation in November 1999. Dr. Mehta obtained his Doctor of Pharmacy from the University of Southern California and his MBA in International Finance and Marketing from UCLA. Dr. Mehta works with investors and senior managers in the pharmaceutical and biotechnology industry.

     SIR MARK RICHMOND, PH.D., is an emeritus senior fellow of University College, London. From November 1993 to February 1996, Sir Mark served as the Head of Research and Special Assignments, Research Directorate, at Glaxo Research & Development, Ltd. Prior to that, from August 1981 to October 1990, he was the Vice Chancellor of the University of Manchester, and served as the Chairman of the Science and Engineering Research Council, the leading government funded agency supporting academic research in the United Kingdom from October 1990 to November 1993. Sir Mark is a non-executive director of a number of biotechnology companies in the U.S. and Europe, including Genentech, Inc., a public company, and is an advisor to Roche. He is also a consultant in the biotechnology and pharmaceutical industries. Sir Mark became a director of the Corporation in April 2000.

     JOHN P. WHITE is a partner of Cooper & Dunham LLP, a New York City law firm specializing in patent, trademark and related intellectual property matters, and has been associated with the firm since February 1977. Mr. White is a member of numerous professional organizations, both legal and scientific, and has written and lectured extensively on the subject of legal protection for biotechnology. Mr. White has been a director of the Corporation since May 1985.

GENERAL INFORMATION

     OSI's directors are elected at the annual meeting of stockholders and hold office (subject to the Bylaws) until the next annual meeting of stockholders and until their successors are elected and qualified. With the exception of Mr. Ingram, each of the nominees named above was elected as a director of the Corporation at the annual meeting of stockholders held on March 13, 2002. Mr. Ingram was appointed Chairman of the Board by the Board of Directors effective January 1, 2003.

     The Board of Directors held eight meetings during the last fiscal year. None of the directors attended fewer than 75% of the aggregate number of (i) the total number of meetings of the Board of Directors held during the period he was a director and (ii) the total number of meetings held by all committees of the Board on which he served during the periods that he served.

     The Board of Directors has an Executive Committee, which currently consists of Drs. Gee, Goddard, Lovenberg and Mehta and Mr. White. The Executive Committee held six meetings during the last fiscal year. The principal function of the Executive Committee is to exercise all the power and authority of the Board of Directors between meetings of the Board of Directors.

     The Board of Directors has a Nominating Committee, which currently consists of Drs. Gee and Mehta and Mr. White. The Nominating Committee held two meetings during the last fiscal year. The principal function of the Nominating Committee is to review and select candidates for nomination to the Board of

Directors. In fulfilling this responsibility, the Nominating Committee considers recommendations received from stockholders and other qualified sources. Stockholders may submit recommendations with regard to nominees for election to the Board of Directors by notice in writing, received by the Secretary of the Corporation at least 45 days prior to the date on which OSI first mailed its proxy materials for the prior year's annual meeting of stockholders, or, if OSI did not have an annual meeting of stockholders in the prior year, 90 days prior to the date of the annual meeting. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, and
(iii) the number of shares of stock of OSI which are beneficially owned by each such nominee.

     The Compensation Committee of the Board of Directors currently consists of Drs. Gee, Lovenberg, and Richmond and Messrs. French and White. The Compensation Committee held three meetings during the last fiscal year. The Compensation Committee is authorized, subject to the Certificate of Incorporation and Bylaws and the Delaware General Corporation Law, to exercise all power and authority of the Board of Directors with respect to the compensation of OSI's employees. The Compensation Committee also addresses a variety of organizational matters with respect to the Corporation and its employees. The Compensation Committee also administers OSI's stock option plans.

     The Audit Committee of the Board of Directors currently consists of Drs. Gee and Granner and Messrs. Browne and French. All four Audit Committee members are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Audit Committee held seven meetings during the last fiscal year. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities to the stockholders, potential stockholders and investment community by overseeing OSI's financial statements, including the financial reporting processes, internal accounting and financial controls. The Audit Committee reviews the results of the audit performed by OSI's independent auditors before the Annual Report on Form 10-K is filed with the Securities and Exchange Commission. The Audit Committee also discusses the results of the quarterly reviews performed by the independent auditors before Quarterly Reports on Form 10-Q are filed with the Securities and Exchange Commission. The Audit Committee also monitors OSI's management by confirming that management has established and maintained processes to assure compliance by OSI with all applicable laws, regulations and OSI's policies. In so doing, it is the responsibility of the Audit Committee to foster free and open means of communication between the directors, independent auditors and OSI's management.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS NAMED ABOVE.

                     EXECUTIVE OFFICERS OF THE CORPORATION

     The names and ages of the executive officers of the Corporation and their positions with the Corporation as of December 31, 2002 are as follows:

                   NAME                     AGE             POSITION(S) WITH THE CORPORATION
                   ----                     ---             --------------------------------
Colin Goddard, Ph.D. .....................  43    Chief Executive Officer since October 1998; Chairman
                                                  of the Board from August 2000 to January 2003;
                                                  President from September 1997 to September 2000;
                                                  Executive Vice President and Chief Operating Officer
                                                  from September 1996 to September 1997; Vice
                                                  President, Research Operations from April 1995 to
                                                  September 1996; Vice President, Research Operations,
                                                  Pharmaceutical Division from December 1993 to April
                                                  1995; Director, Pharmaceutical Operations from April
                                                  1993 to December 1993; Director, Drug Discovery from
                                                  April 1992 to April 1993; Program Manager, Drug
                                                  Discovery from April 1991 to April 1992; Staff
                                                  Scientist from January 1989 to March 1991.
Linda E. Amper, Ph.D. ....................  46    Vice President, Human Resources and Administration
                                                  since April 2001.
Arthur M. Bruskin, Ph.D. .................  47    Vice President, Strategic Planning since October
                                                  2002; Executive Vice President, Global Research from
                                                  August 2001 to September 2002; Executive Vice
                                                  President, Pharmaceutical Operations from October
                                                  1999 to August 2001; Executive Vice President, Drug
                                                  Discovery from April 1998 to September 1999; Senior
                                                  Vice President, Drug Discovery from October 1996 to
                                                  April 1998; Vice President, Drug Discovery from
                                                  April 1995 to September 1996; Director, Drug
                                                  Discovery from July 1994 to March 1995; Director,
                                                  Cancer Research from April 1992 to June 1994;
                                                  Director, Molecular Genetics from October 1991 to
                                                  March 1992.
Geoffrey Cooper, Ph.D. ...................  54    Vice President, Business Development since June
                                                  1998.
Neil Gibson, Ph.D. .......................  46    Vice President, Research since October 2002; Vice
                                                  President, U.S. Research from August 2001 to October
                                                  2002; Senior Director, Cancer Discovery from January
                                                  2001 to August 2001.
David Laskow-Pooley.......................  48    General Manager, UK, since April 2002.
James McCormack, Ph.D. ...................  47    Vice President, UK Research, since June 2002.
Nicole Onetto, M.D. ......................  50    Executive Vice President, Oncology since January
                                                  2002.
Robert L. Simon...........................  58    Vice President, Global Regulatory Affairs and CMC
                                                  since January 2002.
Robert L. Van Nostrand....................  45    Vice President and Chief Financial Officer since
                                                  December 1996; Vice President, Finance and
                                                  Administration from May 1990 to November 1996;
                                                  Treasurer since March 1992; Secretary since March
                                                  1995; Controller and Chief Accounting Officer from
                                                  September 1986 to May 1990.
Barbara A. Wood, Esq. ....................  40    General Counsel since April 2001.

     Set forth below is a biographical description of each executive officer based on information supplied by such executive officer:

     COLIN GODDARD, PH.D., see "Election of Directors."

     LINDA E. AMPER, PH.D., was appointed Vice President, Human Resources and Administration of OSI in April 2001. Prior to this, Dr. Amper served 23 years with the New York Blood Center in various capacities, most recently as Vice President, Human Resources from June 1995 to November 1999 and then as Executive Director of the Long Island Region from November 1999 to April 2001. Under her leadership, the Center was able to increase the blood supply on Long Island by 12% whereas the country wide average expectation is 2-3% per year. Dr. Amper holds a Bachelor of Science degree in Medical Biology and a Masters degree in Public Administration, and her Ph.D. work was done in Health Care Administration.

     ARTHUR M. BRUSKIN, PH.D., was appointed Vice President, Strategic Planning in October 2002, having previously served as Executive Vice President, Global Research from August 2001 to September 2002, Executive Vice President, Pharmaceutical Operations from October 1999 to August 2001, Executive Vice President, Drug Discovery from April 1998 to September 1999 and Senior Vice President, Drug Discovery from October 1996 to April 1998. Dr. Bruskin joined Applied BioTechnology in July 1987 and became Director of Cancer Research at OSI following the acquisition of Applied BioTechnology by OSI in 1991. Prior to joining OSI, Dr. Bruskin spent three years as a post doctoral fellow in the lab of Nobel Laurate Dr. Michael Bishop, at the University of California, San Francisco, studying the molecular mechanisms of the activation of oncogenes. Dr. Bruskin obtained his Ph.D. in cellular and molecular biology at Indiana University, Bloomington, Indiana. Dr. Bruskin served as Vice President of Anaderm Research Corp. from October 1996 to November 2001. Dr. Bruskin served as Vice President of Helicon Therapeutics, Inc. from July 1997 to November 2002.

     GEOFFREY COOPER, PH.D., was appointed Vice President, Business Development of OSI in June 1998. Prior to joining OSI, Dr. Cooper was Senior Licensing Officer at Tanabe Seiyaku Co., Ltd. from February 1996 to June 1998, Assistant Vice President, Worldwide Licensing at Wyeth-Ayerst Laboratories from January 1995 to January 1996, and Senior Director, Licensing at American Cyanamid Lederle Laboratories from October 1989 to January 1995. After graduating with a degree in pharmacy, Dr. Cooper received his Ph.D. in pharmaceutical chemistry from the University of Aston, Birmingham, U.K., in 1974 and conducted post-doctoral research in metabolic disease at University College, Cardiff, U.K., before commencing his career in the pharmaceutical industry.

     NEIL GIBSON, PH.D., was appointed Vice President, Research of OSI in October 2002. Prior to this, Dr. Gibson served as Vice President of U.S. Research for OSI from August 2001 to October 2002, and as Senior Director of Cancer Discovery for OSI from January 2001 to August 2001. Prior to joining OSI, Dr. Gibson served as Director of Cancer Research at Bayer Corporation in West Haven, Connecticut from May 1997 until January 2001. Prior to that, Dr. Gibson served as a Senior Research Investigator in Pfizer Inc.'s cancer discovery group. Dr. Gibson enjoyed a successful academic career in cancer research, holding various positions at the University of Southern California, the AMC Cancer Research Center in Denver, CO, Fox Chase Cancer Center in Philadelphia, Pennsylvania and the National Cancer Institute in Bethesda, Maryland. Dr. Gibson has served on the National Cancer Institute's Experimental Therapeutics Study Section and has been actively involved with the American Association of Cancer Research. Dr. Gibson received his Ph.D. in cancer pharmacology from the University of Aston in Birmingham, U.K.

     DAVID LASKOW-POOLEY, was appointed General Manager, UK, in April 2002. Prior to this, Mr. Laskow-Pooley served with Amersham Biosciences (Health Sciences) from September 2000 until April 2002 as Vice President, Business Strategy, where he oversaw 4,800 employees and was responsible for the business review and alignment of the organization. From October 1997 until September 2000, Mr. Laskow-Pooley served with Amersham Health as the Vice President of Therapy. In this position, Mr. Laskow-Pooley was responsible for the therapy business, mainly prostate cancer, initially in the United States and later in Europe.

     JAMES MCCORMACK, PH.D., was appointed Vice President, UK Research, in June 2002. Prior to this, Dr. McCormack served six years with NovoNordisk A/S, a pharmaceutical company located in Bagsvaerd,

Denmark, first as Director of Diabetes Discovery from May 1996 to December 1997, then as Director and Vice President of Target Cell Biology from January 1998 to August 2000, and then as Vice President for Scientific Affairs from August 2000 to May 2002.

     NICOLE ONETTO, M.D., was appointed Executive Vice President, Oncology of OSI in January 2002. Prior to this, Dr. Onetto served approximately two years with Gilead Sciences, Inc. as Senior Vice President Medical Affairs from November 2000 to December 2001 and as Vice President Medical Affairs from July 1999 to November 2000. Prior to the merger of Gilead and NeXstar Pharmaceuticals, Inc., Dr. Onetto was Vice President Medical Affairs for NeXstar. At NeXstar she was responsible for the strategy/implementation and coordination of all clinical trials worldwide bringing many potential products into development. From January 1995 to May 1997, she served as Senior Director Medical Affairs for the European oncology division of Bristol-Myers Squibb
(BMS). During her European assignment at BMS, she was responsible for all the coordination of all European clinical trials from Phase I to Phase IV for all oncology products. From July 1991 to January 1995, Dr. Onetto was Director, Clinical Cancer Research for BMS based in the United States, and she was the International Project Leader for Taxol(R). She was responsible for the filing of the initial NDA for Taxol(R) and several supplemental NDAs. Before this appointment, she held positions at Immunex Research and Development Corp and Hoechst Canada, Inc. Dr. Onetto studied at the University of Paris where she received her Bachelor's degree. She holds a Doctorate in medicine and is qualified in pediatrics and hematology oncology and has a Master of Science from the University of Montreal. Dr. Onetto has received many awards throughout her fine career.

     ROBERT L. SIMON was appointed Vice President, Global Regulatory Affairs and CMC of OSI in January 2002. Prior to this, Mr. Simon served with Gilead Sciences, Inc. as Vice President Global Regulatory Affairs from July 2000 to December 2001. Mr. Simon served as Vice President Worldwide Regulatory Affairs at Bristol-Myers Squibb from November 1997 to July 2000. At Bristol-Myers he was responsible for all CMC regulatory activities worldwide for both marketed products and new drug registration. From January 1987 to October 1997, Mr. Simon held various other regulatory affairs positions at Bristol-Myers Squibb. He was responsible for the filings of numerous US INDs, NDAs, AADAs and SNDAs, as well as a variety of international dossiers. During his career in regulatory affairs, he was instrumental in the creation of an electronic CMC dossier system capable of providing the CMC sections of worldwide registrational dossiers simultaneously. In addition, he successfully negotiated the approval of the CMC section of the only NDA that required an environmental impact statement. Among other achievements, Mr. Simon established, with the aid of the FDA, an efficient procedure for communication to help expedite the review and approval of the CMC sections of NDAs that are the subject of important new therapies. Mr. Simon holds a Bachelors degree in Chemistry from California State University and has had Executive Management training from the Levinson Institute. He also helped co-found the Regulatory Sciences Section of the American Association of Pharmaceuticals Scientists.

     ROBERT L. VAN NOSTRAND was appointed Vice President and Chief Financial Officer of OSI in December 1996, having previously served as Vice President, Finance and Administration. Mr. Van Nostrand has served as Treasurer of OSI since March 1992 and Secretary of OSI since March 1995. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand was in a managerial position with the accounting firm of Touche Ross & Co. Mr. Van Nostrand holds a Bachelor of Science in Accounting from Long Island University, New York, and he completed advanced management studies at the Wharton School, Philadelphia, Pennsylvania. He is a Certified Public Accountant.

     BARBARA A. WOOD, ESQ., was appointed General Counsel of OSI in April 2001. Prior to joining OSI, Ms. Wood was a partner at Squadron, Ellenoff, Plesent and Sheinfeld, LLP, a New York law firm which is now part of Hogan & Hartson, LLP, where she commenced her legal career in September 1987. While at Squadron, Ms. Wood specialized in mergers and acquisitions, licensing and securities law matters. She holds a Bachelor of Arts degree in classics and economics from Connecticut College and a law degree from Columbia Law School where she was a Harlan Fiske Stone Scholar.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table sets forth a summary of all compensation paid or accrued by OSI for services rendered for the last three completed fiscal years to the chief executive officer and the four other most highly compensated executive officers serving as such at September 30, 2002 (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                              ANNUAL COMPENSATION           COMPENSATION
                                      -----------------------------------   ------------
                                                                OTHER        SECURITIES
                             FISCAL                             ANNUAL       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY    BONUS(A)    COMPENSATION    OPTIONS(#)    COMPENSATION(B)
---------------------------  ------   --------   --------    ------------   ------------   ---------------
Colin Goddard, Ph.D.(c)....   2002    $500,000   $125,000(d)         --        51,430          $5,500
  Chairman of the Board and   2001     488,769    250,000            --        45,000           5,500
  Chief Executive Officer     2000     283,269    250,000            --       100,000              38

Arthur M. Bruskin,
  Ph.D.(e).................   2002    $230,058   $ 35,000            --        18,480          $4,918
  Executive Vice President,   2001     214,769     70,000            --        15,470           6,023
  Global Research             2000     208,173     53,000            --        15,000           5,191

Nicole Onetto, M.D.(f).....   2002    $242,288   $875,100(g)         --       178,710(h)       $5,500
  Executive Vice President,   2001          --         --            --            --              --
  Oncology                    2000          --         --            --            --              --

Robert Simon(i)............   2002    $188,297   $185,750(j)         --        70,800(k)       $3,766
  Vice President,             2001          --         --            --            --              --
  Global Regulatory Affairs
  & CMC                       2000          --         --            --            --              --

Barbara A. Wood, Esq.(l)...   2002    $256,250   $ 47,000            --        20,760          $7,215
  General Counsel             2001     120,192    111,000(m)         --        40,000(n)           --
                              2000          --         --            --            --              --

---------------
(a) Bonuses are paid subsequent to the end of the fiscal year except as otherwise noted.
(b) Represents OSI's contributions to the "401(k) Savings and Investment Plan" for all executive officers.
(c) Dr. Goddard served as Chairman of the Board from August 18, 2000 to January 1, 2003.
(d)  Represents year-end bonus of which $62,500 was paid in OSI common stock.
(e) Dr. Bruskin became Vice President of Strategic Planning effective October 7, 2002.
(f)  Dr. Onetto was hired on January 2, 2002.
(g) Includes a sign-on bonus of $775,100 of which $450,100 was paid in OSI common stock.
(h) Includes 150,000 options issued upon employment with OSI on January 2, 2002.
(i)  Mr. Simon was hired on January 2, 2002.
(j)  Includes a sign-on bonus of $125,750.
(k)  Includes 50,000 options issued upon employment with OSI on January 2, 2002.
(l)  Ms. Wood was hired on April 2, 2001.
(m) Includes $60,000 paid as a sign-on bonus on April 2, 2001.
(n)  Represents options issued upon employment with OSI.

STOCK OPTION GRANTS

     The following table sets forth grants of stock options made during the fiscal year ended September 30, 2002, to each of the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZED
                                                                                    VALUE AT ASSUMED
                                          INDIVIDUAL GRANTS                         ANNUAL RATES OF
                         ----------------------------------------------------         STOCK PRICE
                                        % OF TOTAL                                  APPRECIATION FOR
                                      OPTIONS GRANTED                                 OPTION TERM
                          OPTIONS      TO EMPLOYEES     EXERCISE   EXPIRATION   ------------------------
         NAME            GRANTED(A)   IN FISCAL YEAR     PRICE        DATE          5%           10%
         ----            ----------   ---------------   --------   ----------   ----------   -----------
Colin Goddard,
  Ph.D. ...............    51,430          3.00%         $21.55     6/11/12     $  697,014   $ 1,766,371
Arthur M. Bruskin,
  Ph.D. ...............    18,480          1.08%         $21.55     6/11/12     $  250,454   $   634,698
Nicole Onetto, M.D. ...   150,000          8.75%         $45.01     1/02/12     $4,245,982   $10,760,152
                           28,710          1.68%         $21.55     6/11/12     $  389,097   $   986,049
Robert Simon...........    50,000          2.92%         $45.01     1/02/12     $1,415,327   $ 3,586,717
                           20,800          1.21%         $21.55     6/11/12     $  281,896   $   714,379
Barbara A. Wood,
  Esq. ................    20,760          1.21%         $21.55     6/11/12     $  281,354   $   713,005

---------------
(a) The options vest one-third one year from the date of grant and the remainder prorata monthly over the ensuing 24 months.

EXERCISE OF OPTIONS

     The following table sets forth (i) certain information relating to options exercised by the named executive officers during the fiscal year ended September 30, 2002, and (ii) the total number of unexercised options at September 30, 2002 and the total value of unexercised in-the-money options at September 30, 2002, for the named executive officers:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                      AGGREGATED
                                   OPTION EXERCISES
                               DURING FISCAL YEAR 2002    NUMBER OF SECURITIES
                               ------------------------        UNDERLYING         VALUE OF UNEXERCISED
                                  SHARES                   UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                 ACQUIRED                 AT FISCAL YEAR END(#)   AT FISCAL YEAR END(A)
                                    ON          VALUE     ---------------------   ---------------------
            NAME                 EXERCISE     REALIZED     VESTED     UNVESTED      VESTED     UNVESTED
            ----               ------------   ---------   --------    ---------   ----------   --------
Colin Goddard, Ph.D. ........     18,000      $775,600    363,782       98,648    $2,884,520         --
Arthur M. Bruskin, Ph.D. ....      5,000      $234,500    118,481       30,408    $  951,154         --
Nicole Onetto, M.D. .........         --            --         --      178,710            --         --
Robert Simon.................         --            --         --       70,800            --         --
Barbara A. Wood, Esq. .......         --            --     20,001       40,759            --         --

---------------
(a) Based on the closing sale price of OSI's common stock of $16.97 per share, as reported on the Nasdaq National Market on September 30, 2002, less the exercise price.

COMPENSATION OF DIRECTORS

  Annual Retainer Fee

     Drs. Gee, Granner, Lovenberg, Mehta and Richmond and Messrs. Browne, French, Ingram and White (comprising the non-employee directors of the Corporation) are the only current directors compensated for attendance at Board of Directors' meetings. Effective January 1, 2003, each non-employee director is paid an annual retainer fee of $50,000. The Chairman of the Board and the Chairman of the Audit Committee are paid an additional annual retainer fee of $100,000 and $40,000, respectively, in recognition of their increased responsibility and service. Each other member of the Audit Committee is paid an additional annual retainer fee of $25,000 and each other non-employee director who serves as a member of any other Board committee is paid an additional annual retainer fee of $12,500.

     Fifty-percent of the annual retainer fee earned by each non-employee director is payable monthly, either in cash or at the election of the director, in common stock of the Corporation under the terms of the Stock Purchase Plan for Non-Employee Directors. The remaining fifty-percent of the director's annual retainer will be provided to the director in the form of a restricted stock award granted under the Stock Purchase Plan. This restricted stock award will be made as of each annual stockholder meeting at which directors are elected beginning with the meeting set for March 19, 2003. Annual restricted stock awards will vest in monthly installments over the one-year term for which the award is made. In the event a director's membership on the Board terminates prior to the end of such term, any unvested portion of the director's restricted stock award will be forfeited. Shares of restricted stock awarded annually may not be sold or transferred by the director until the first anniversary of the date of grant of that award.

     Prior to January 1, 2003, each non-employee director was paid a $1,500 retainer fee per month and a $1,500 attendance fee for each meeting of the Board of Directors ($1,000 for a telephonic meeting). In addition, non-employee directors received an attendance fee of $250 for each meeting of a committee of the Board held on the same day as a meeting of the Board of Directors, and a $500 attendance fee for each meeting of a committee of the Board held on a date other than a date upon which a meeting of the Board of Directors was held.

  Formula Option Grants

     Pursuant to OSI's 2001 Incentive and Non-Qualified Stock Option Plan, each non-employee director of the Corporation is entitled to an automatic, formula-based grant of non-qualified stock options for shares of common stock of the Corporation. Each non-employee director will receive an initial grant of options upon his or her initial election to the Board. Each individual who becomes a director on or after January 1, 2003 will receive an initial option to purchase 50,000 shares of common stock upon his or her initial election to the Board. Individuals who became a director after June 30, 2001 but prior to January 1, 2003, received an initial option to purchase 30,000 shares of common stock. The Chairman of the Board will receive an additional option to purchase 50,000 shares of common stock upon initial election as Chairman.

     In addition to initial option awards, the Plan provides for the annual grant of non-qualified options to non-employee directors. Individuals who first became directors prior to June 13, 2001 receive annual option awards as follows:

                        SCHEDULE OF ANNUAL OPTION AWARDS

NUMBER OF
SHARES
UNDERLYING
ANNUAL OPTION
AWARDS                                      TIMING OF AWARDS
-------------                               ----------------
20,000..............  On the date of the Non-Employee Director's reelection to a third one-year term;
20,000..............  On the date of the Non-Employee Director's reelection to a fourth one-year term;
15,000..............  On the date of the Non-Employee Director's reelection to a fifth one-year term;
15,000..............  On the date of the Non-Employee Director's reelection to a sixth one-year term;
10,000..............  On the date of the Non-Employee Director's reelection to a seventh one-year term;
10,000..............  On the date of the Non-Employee Director's reelection to an eighth one-year term;
10,000..............  On the date of the Non-Employee Director's reelection to a ninth one-year term; and
7,500...............  On the date of the Non-Employee Director's reelection to each one-year term thereafter.

     Individuals who first become non-employee directors after June 13, 2001 receive an annual option award to purchase 7,500 shares of common stock upon each reelection for a one-year Board term.

     Initial option awards granted prior to January 1, 2003 vest one-half immediately upon grant and one-half upon the director's re-election to the Board for a second consecutive term. All initial option awards granted on and after January 1, 2003 and all annual option awards vest one-third upon the first anniversary of its date of grant, with the remainder vesting ratably on a monthly basis over the succeeding 24 months. The exercise price of all option awards is equal to 100% of the fair market value of the common stock on the date of grant. All option awards expire on the tenth anniversary of their respective grant dates, subject to the sooner expiration upon the occurrence of certain events set forth under the terms of the Plan.

 Other Payments

     Dr. Gee was paid $56,454 by OSI in the last fiscal year for services rendered as a general business consultant. Dr. Lovenberg was paid $40,000 by OSI in the last fiscal year for services rendered as a scientific consultant. Dr. Granner was paid $57,000 by OSI in the last fiscal year for services rendered as a scientific consultant.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  Colin Goddard, Ph.D.

     The Corporation entered into an employment agreement, dated as of April 30, 1998, with Colin Goddard, Ph.D. The agreement has a fixed term of three years but provides for automatic extensions for additional one-year terms. The agreement provides for a minimum base salary of $192,000, plus such other amounts, if any, as the Board may from time to time determine. In addition, Dr. Goddard is eligible for incentive bonus compensation and is entitled to receive other customary fringe benefits generally available to executive employees of the Corporation. The agreement prohibits Dr. Goddard from competing with or becoming engaged in the same business as the Corporation during the term of employment plus two years thereafter. The agreement also provides Dr. Goddard with severance benefits in the event the Corporation terminates his employment other than for cause or due to Dr. Goddard's death or disability. The Corporation will be obligated to continue Dr. Goddard's salary for the twelve months immediately following the effective date of termination, unless such termination is for cause or due to death or disability. In the event Dr. Goddard terminates his employment due to a change in control of the Corporation or in the event his title, responsibilities or salary are reduced, Dr. Goddard will be entitled to full payment of his salary for the remaining term of his agreement. However, such payment will not be less than nine months salary and all outstanding stock options granted to him will become fully vested.

 Nicole Onetto, M.D.

     On December 21, 2001, the Corporation entered into an "at-will" letter agreement with Nicole Onetto, M.D. with respect to her employment with the Corporation. The letter agreement provides for an annual base salary of $330,000. In addition, Dr. Onetto is eligible for incentive bonus compensation and is entitled to receive other customary fringe benefits generally available to executive employees of the Corporation. The letter agreement prohibits Dr. Onetto from competing with or becoming engaged in the same business as the Corporation during the term of employment plus two years thereafter. The letter agreement also provides Dr. Onetto with severance benefits in the event the Corporation terminates her employment other than for cause. The Corporation will be obligated to continue Dr. Onetto's salary for the twelve months immediately following the effective date of termination, unless such termination is for cause. The letter agreement also provides that in the event that the Corporation is sold or merged with another company resulting in a change of control and Dr. Onetto voluntarily terminates her employment for good reason (as defined in the agreement) within six months after the change in control, Dr. Onetto would be entitled to receive from the controlling company her initial annual salary upon employment for a period of twelve months. In addition, all outstanding stock options granted to her will become fully vested.

 Robert L. Simon

     On December 21, 2001, the Corporation entered into an "at-will" letter agreement with Robert L. Simon with respect to his employment with the Corporation. The letter agreement provides for a minimum base salary of $257,145. In addition, Mr. Simon is eligible for incentive bonus compensation and is entitled to receive other customary fringe benefits generally available to executive employees of the Corporation. The letter agreement prohibits Mr. Simon from competing with or becoming engaged in the same business as the Corporation during the term of employment plus two years thereafter. The letter agreement also provides Mr. Simon with severance benefits in the event the Corporation terminates his employment other than for cause. The Corporation will be obligated to continue Mr. Simon's salary for the twelve months immediately following the effective date of termination, unless such termination is for cause. The letter agreement also provides that in the event that the Corporation is sold or merged with another company resulting in a change of control and Mr. Simon voluntarily terminates his employment for good reason (as defined in the agreement) within six months after the change in control, Mr. Simon would be entitled to receive from the controlling company his initial annual salary upon employment for a period of twelve months.

 Barbara A. Wood, Esq.

     The Corporation entered into a change of control agreement, dated as of October 4, 2001, with Barbara A. Wood, Esq. The agreement provides that in the event that the Corporation is sold or merged with another company resulting in a change of control and Ms. Wood's employment is terminated (i) by the successor company other than for cause or (ii) by Ms. Wood with good reason (as defined in the agreement) within six months after the change in control, Ms. Wood will receive certain benefits. The benefits Ms. Wood will receive are: (a) a lump sum severance payment equal to her annual salary for a period of twelve months, (b) all unpaid accrued vacation through the date of termination and (c) health benefits substantially similar to those she received immediately prior to the change of control for herself and her dependents for up to one year after the change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During OSI's fiscal year ended September 30, 2002, the Compensation Committee consisted of Drs. Gee, Lovenberg and Richmond and Messrs. French and White. Dr. Gee served as an executive officer of the Corporation from 1987 through 1990.

     Mr. White is a partner of Cooper & Dunham LLP, a New York law firm that provides legal services to OSI. Dr. Lovenberg was Chief Executive Officer, and is currently a director, of Helicon Therapeutics, Inc., a company with which OSI entered into certain licensing agreements. For further discussion of Mr. White's and Mr. Lovenberg's related transactions, see the section of this proxy statement entitled "Certain Relationships and Related Transactions."

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Corporation's Board of Directors currently consists of Drs. Gee and Granner, and Messrs. Browne and French. The Corporation's Audit Committee (the "Committee") operates pursuant to a charter approved and adopted by the Board of Directors. The Committee meets regularly with management and the independent auditors, both jointly and separately, recommends the selection of independent auditors to the Board, and reviews the Corporation's financial reporting process on behalf of the Board. The Committee has prepared the following report on its activities with respect to the Corporation's audited consolidated financial statements for the fiscal year ended September 30, 2002.

     The Corporation's management is responsible for the preparation, presentation and integrity of the Corporation's financial statements, the maintenance of appropriate accounting and financial reporting practices and policies, as well as internal controls and procedures designed to provide reasonable assurance that the Corporation is in compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and performing an independent audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. The independent auditors are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America.

     In this context, the Committee has reviewed and discussed with management the Corporation's audited consolidated financial statements for the fiscal year ended September 30, 2002. The Committee has also discussed with KPMG LLP, the Corporation's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

     The Committee also received written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1, which requires auditors to communicate to the Audit Committee, in writing, at least annually, all relationships between the auditor and the Corporation that, in the auditor's professional judgment, may reasonably be thought to bear on the auditor's independence. The Committee discussed KPMG LLP's independence with representatives of KPMG LLP, and the Committee accepted KPMG LLP's report on this matter.

     Based on the reviews and discussions referenced above, the Committee recommended to the Corporation's Board of Directors that the audited consolidated financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 for filing with the Securities and Exchange Commission.

                                          Edwin A. Gee, Ph.D., Chairman
                                            of the Audit Committee
                                          Daryl K. Granner, M.D.
                                          G. Morgan Browne
                                          John H. French, II

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Corporation's Board of Directors currently consists of Drs. Gee, Lovenberg, and Richmond and Messrs. French and White. It is a part of the responsibility of the Corporation's Compensation Committee (the "Committee") to exercise the power and authority of the Board of Directors with respect to the compensation of employees and to administer the Corporation's stock option plans. Consequently, it is the Committee's responsibility to review compensation levels of members of management and to evaluate the performance of management.

     In evaluating the reasonableness of compensation paid to the Corporation's executive officers, the Committee takes into account how compensation compares to compensation paid by competing companies as well as the Corporation's performance. In making this determination, the Committee has relied in part on independent surveys of compensation of management of companies in the biotechnology and pharmaceutical areas.

     It is the Corporation's policy that the compensation of executive officers be based, in substantial part, on the Corporation's performance, as well as the individual contribution of each executive officer. As a result, much of an executive officer's compensation is "at risk" in the form of bonus and stock option compensation with target levels established by the Committee for each position relative to total cash compensation. For purposes of compensation decisions, the Committee measured the Corporation's performance and that of each executive officer in fiscal year 2002 against goals established by the Committee under the Corporation's Annual Business Plan prior to the start of the fiscal year. Based on individual performance and contributions, the Committee awarded the respective executive officers discretionary bonuses that fell within ranges established by the Committee prior to the start of the fiscal year. With respect to grants of stock options to executive officers, the Committee also took into account the responsibility of each officer and the existing stock options already held by such person.

     The base salary of Colin Goddard, Ph.D., Chief Executive Officer of the Corporation, for fiscal year 2002 was based on his rights under an employment agreement with the Corporation dated April 30, 1998 (the "Employment Agreement"). The Employment Agreement established a minimum base annual salary based on negotiations between the Board of Directors and Dr. Goddard in connection with his becoming an executive officer of the Corporation. The amount was raised on December 5, 2000 in recognition of the Corporation's performance and in order to be competitive with salaries being paid to other chief executive officers of similar companies.

     Under the Employment Agreement, Dr. Goddard is eligible for incentive bonus compensation at the discretion of the Board of Directors. Because the Corporation is in the development stage, the use of traditional performance standards (such as profit levels and return on equity) are not appropriate in the evaluation of Dr. Goddard's performance. For fiscal year 2002, the Committee awarded Dr. Goddard a bonus of $125,000, half of which was paid in OSI common stock. Dr. Goddard's bonus was in recognition of the achievements of the Corporation in meeting its principal strategic objectives for the year. These achievements consisted of the continued successful execution on the Corporation's most advanced drug development program for Tarceva(TM), the continued focus of the Corporation's business toward oncology and the establishment of a clinical pipeline behind Tarceva(TM). The execution on Tarceva(TM) included (i) a fast track product designation by the Food and Drug Administration for both second and third line treatment for refractory non-small cell lung cancer (NSCLC) and for the treatment of chemotherapy-naive stage III/IV NSCLC patients; (ii) completion of patient enrollment in both the U.S. and worldwide (ex. U.S.) randomized, Phase III clinical trials in combination with standard chemotherapy for patients with chemotherapy-naive stage III/IV NSCLC; and (iii) prioritization of the second/third line Phase III trial for NSCLC by increasing the enrollment to 700 patients and reducing the size of the pancreatic study to approximately 450 patients while maintaining the statistical power of this study. The Corporation has successfully integrated the oncology assets and the clinical development and regulatory personal acquired from Gilead Sciences, Inc. in December 2001, as well as advancing the clinical development of the oncology pipeline from this acquisition including the initiation of two Phase II studies for OSI-211 in relapsed ovarian cancer and small cell lung cancer. The Corporation successfully replenished its cash reserves by the issuance of $200 million aggregate principal amount of Convertible Senior Subordinated Notes. This allows the Corporation to maintain a strategic cash reserve to support its continuing goal to supplement its growth through licensing and acquisition opportunities. The Corporation also initiated several actions in its efforts to focus its activities on oncology including (i) a reduction in early research personnel,
(ii) a commitment to divest its remaining non-oncology assets in metabolic disease research, and (iii) the acceleration of the wind-down period of the Corporation's funded research alliance in cosmeceuticals with Anaderm Research Corp.

                                          Edwin A. Gee, Ph.D., Chairman
                                            of the Compensation Committee
                                          John H. French, II
                                          Walter M. Lovenberg, Ph.D.
                                          Sir Mark Richmond, Ph.D.
                                          John P. White

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph presents a five-year cumulative total return of the Corporation's common stock with the cumulative total return of the Nasdaq Pharmaceutical Index ("Nasdaq Peer Index") and the Nasdaq National Market Index ("Nasdaq Market Index") based on an assumed investment of $100 on October 1, 1997, in each case assuming reinvestment of all dividends.

[LINE GRAPH]

                                                           OSI                       NASDAQ
                                                    PHARMACEUTICALS,             PHARMACEUTICAL               NASDAQ MARKET
                                                          INC.                        INDEX                       INDEX
                                                    ----------------             --------------               -------------
1997                                                     100.00                      100.00                      100.00
1998                                                      26.72                       94.46                      103.92
1999                                                      52.30                      175.61                      168.12
2000                                                     643.68                      383.31                      229.98
2001                                                     298.85                      237.52                       94.23
2002                                                     156.06                      154.04                       75.81

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. John P. White, a director of OSI, is a partner of Cooper & Dunham LLP, a New York law firm specializing in patent, trademark and related intellectual property matters. Cooper & Dunham LLP regularly provides legal services to OSI. Professional fees paid or accrued by OSI to Cooper & Dunham LLP in the fiscal year ended September 30, 2002 did not exceed 5% of such law firm's gross revenues for its last full fiscal year.

     Dr. Viren Mehta, a director of OSI, is the managing member of Mehta Partners, LLC, a firm which provides financial advice to the pharmaceutical and biotechnology industries. Mehta Partners, LLC provides strategic and financial advisory services to OSI. Professional fees paid or accrued by OSI to Mehta Partners, LLC in the fiscal year ended September 30, 2002 did not exceed 5% of such firm's gross revenues for its last full fiscal year.

     Dr. Daryl K. Granner, a director of OSI, is director of Vanderbilt Diabetes Center, Vanderbilt University. In April 1998, OSI entered into a Collaborative Research, Option and Alliance Agreement with Vanderbilt University to conduct a collaborative research program and seek a corporate partner to fund a technology collaboration for the discovery and development of drugs to treat diabetes. The agreement was amended in August 1999 to include Tanabe Seiyaku Co., Ltd. as a party with respect to certain sections. OSI provides funding to Vanderbilt to conduct the research program. OSI will also pay to Vanderbilt a percentage of the revenues (milestone and royalty payments) it receives from Tanabe and any other third party which is commercializing products resulting from the research program. The percentage received by Vanderbilt will vary in accordance with the extent to which Vanderbilt technology and patents contributed to the product giving rise to such revenue. In October 1999, OSI paid Vanderbilt a one-time success fee of $500,000 in respect of OSI entering into a collaboration agreement with Tanabe.

     Dr. Walter M. Lovenberg, a director of OSI, was Chief Executive Officer of Helicon Therapeutics, Inc. until December 1999 and is currently a director of Helicon. Mr. G. Morgan Browne, a director of OSI, is Chief Financial Officer of Cold Spring Harbor Laboratory. In July 1997, OSI, Cold Spring Harbor and Hoffmann-La Roche Inc. formed Helicon. In exchange for approximately 30% of Helicon's outstanding capital stock, OSI agreed to perform for Helicon $1 million of molecular screening services within one year and granted to Helicon a nonexclusive license with respect to certain screening technology. Cold Spring Harbor contributed a royalty-free license to commercialize certain technology relating to genes associated with long-term memory in exchange for a portion of Helicon's outstanding capital stock. Hoffmann-La Roche contributed cash for a portion of Helicon's outstanding capital stock. The parties entered into various collaborative research and license agreements. Although the collaborations terminated in fiscal 1999, OSI continued to contribute funds to Helicon during fiscal 2000 and fiscal 2001 on an as-needed basis in amounts required to cover the costs of conducting research activities. OSI's net investment in Helicon was fully reserved in OSI's consolidated financial statements as of September 30, 2002. Effective as of August 15, 2001, the Corporation entered into a new compound screening and technology license agreement to provide molecular screening services to Helicon.

     In connection with the acquisition of certain assets by OSI from Gilead Sciences, Inc. in December 2001, OSI entered into an agreement with Mr. Robert
L. Simon, Vice President, Global Regulatory Affairs and CMC, pursuant to which OSI assumed Mr. Simon's $100,000 home purchase loan. Under the terms of the loan agreement, 50% of the original principal is forgiven over years six to ten of the loan provided that Mr. Simon is continuously employed during the term of the loan. If Mr. Simon is terminated, the loan is due within 90 days from the date of termination. The loan is non-interest bearing unless Mr. Simon terminates.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The firm of KPMG LLP, independent certified public accountants, has audited the consolidated financial statements of OSI for several years and the Board of Directors desires to continue the services of this firm for the current fiscal year. Accordingly, the Board recommends that the stockholders vote FOR the ratification of the appointment by the Board of Directors of the firm of KPMG LLP to audit the consolidated financial statements of OSI for the current fiscal year.

     AUDIT FEES: KPMG LLP billed the Corporation an aggregate of $236,000 in fees for professional services rendered in connection with the audit of the Corporation's consolidated financial statements for the most recent fiscal year and the reviews of the consolidated financial statements included in each of the Corporation's quarterly reports on Form 10-Q during the fiscal year ended September 30, 2002.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: KPMG LLP did not provide the Corporation with any financial information systems design and implementation services during the year ended September 30, 2002.

     ALL OTHER FEES: KPMG LLP's fees for all other professional services provided to the Corporation during fiscal 2002 totaled $442,000, including audit related services of $180,000 and non-audit related services of $262,000. Audit related services included fees related to the review of SEC registration statements of the Corporation, various technical accounting consultations and the audit of the Corporation's Employee Savings and Investment Plan. Non-audit related services consisted primarily of fees related to tax services.

     The Audit Committee has considered whether the provision of all other services by KPMG LLP is compatible with maintaining KPMG LLP's independence and concluded that KPMG LLP is independent.

     Representatives of KPMG LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so. If the stockholders do not ratify the appointment of this firm, the appointment of another firm of independent certified public accountants will be considered by the Board of Directors.

     THE BOARD OF DIRECTORS DEEMS THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE AUDITORS FOR OSI TO BE IN OSI'S BEST INTERESTS AND RECOMMENDS A VOTE "FOR" SUCH RATIFICATION.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Corporation with copies of all
Section 16(a) forms they file.

     Based solely on OSI's review of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, OSI believes that, during the fiscal year ended September 30, 2002, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for certain initial holdings of Mr. Laskow-Pooley that were reported late on a Form 3 and two transactions of Mr. Laskow-Pooley that were reported late on a Form 4.

                             STOCKHOLDER PROPOSALS

     Stockholders who intend to submit proposals to be included in the Corporation's Proxy Statement for the Annual Meeting of Stockholders to be held in 2004 must submit their proposals to the Secretary of the Corporation at 58 South Service Road, Suite 110, Melville, New York 11747 not later than Tuesday, October 7, 2003. Such proposals must relate to matters appropriate for stockholder action and be consistent with regulations of the SEC.

     Stockholders who intend to present proposals at the Corporation's Annual Meeting of Stockholders to be held in 2004, and not intending to have such proposals included in the Proxy Statement for that meeting must submit their proposal to the Secretary of the Corporation at 58 South Service Road, Suite 110, Melville, New York 11747 not later than Monday, December 22, 2003. If notification of a stockholder proposal is not received by the above date, the proposal may not be presented.

                                          By Order of the Board of Directors,

                                          /s/ ROBERT L. VAN NOSTRAND



                                          ROBERT L. VAN NOSTRAND
                                          Secretary

February 3, 2003

                               LIST OF APPENDICES

                                                              APPENDIX
                                                              --------
Proxy Card..................................................     A

                                                                      APPENDIX A

                          OSI PHARMACEUTICALS, INC.

                                    PROXY
                ANNUAL MEETING OF STOCKHOLDERS, MARCH 19, 2003


    THIS PROXY IS SOLICITED ON BEHALF OF THE CORPORATION'S BOARD OF DIRECTORS

         The undersigned hereby appoints Colin Goddard, Ph.D. and Robert L. Van Nostrand, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all shares of Common Stock of OSI Pharmaceuticals, Inc. (the "Corporation") held of record by the undersigned on January 22, 2003 at the annual meeting of stockholders to be held on March 19, 2003, or any adjournment thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANTS. The shares represented by this Proxy will be voted as specified on the reverse side. IF
NO DIRECTION IS GIVEN IN THE SPACES PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

(Continued and to be dated and signed on the reverse side.)


                                      OSI PHARMACEUTICALS, INC.
                                      P. O. BOX 11097
                                      NEW YORK, N.Y.  10203-0097

To change your address, please mark this box.  / /

/ / (Please mark, sign, date and return this proxy in the enclosed postage prepaid envelope.)

/X/ Votes MUST be indicated (x) in Black or Blue ink


Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.




1.  Election of Directors (Term to expire at next Annual Meeting)

    FOR ALL  / /   WITHHOLD FOR ALL  / /   EXCEPTIONS  / /


Nominees:         Robert A. Ingram, Colin Goddard, Ph.D., Edwin A. Gee, Ph.D.,
                  G. Morgan Browne, John H. French, II, Daryl K. Granner, M.D.,
                  Walter M. Lovenberg, Ph.D., Viren Mehta, Sir Mark Richmond,
                  John P. White.


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.) THIS PROXY WILL BE VOTED FOR EACH NOMINEE FOR WHOM AUTHORITY TO VOTE IS NOT WITHHELD.
*Exceptions
           ----------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent public accountants of the Corporation for the fiscal year ending September 30, 2003.

         FOR     / /    AGAINST    / /    ABSTAIN    / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and matters incident to the conduct of the meeting.





-------------------------------
Date

-------------------------------
Share Owner sign here

-------------------------------
Co-Owner sign here


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